UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   MADAR, WILLIAM P.

   28601 CLEMENS ROAD
   WESTLAKE, OH  44145
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   NORDSON CORPORATION - NDSN

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   OCTOBER 31, 2000
5. If Amendment, Date of Original (Month/Year)
   NOVEMBER 7, 2000
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN OF THE BOARD
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
COMMON STOCK               |10/26/|G   |V|8,500             |D  |-0-        |493,928 (1) *      |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |      |    | |                  |   |           |4,250 (2)          |I     |BY TRUST                   |
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COMMON STOCK               |      |    | |                  |   |           |4,250 (3)          |I     |BY TRUST                   |
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*     All numbers include a|      |    | |                  |   |           |                   |      |                           |
nd have been restated to re|      |    | |                  |   |           |                   |      |                           |
flect 2-for-1 stock        |      |    | |                  |   |           |                   |      |                           |
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      split on 9/12/00.    |      |    | |                  |   |           |                   |      |                           |
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(1)  Includes 2,930 shares |      |    | |                  |   |           |                   |      |                           |
thru the Co. ESOP Plan as o|      |    | |                  |   |           |                   |      |                           |
f 12/31/99.                |      |    | |                  |   |           |                   |      |                           |
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       Amended to reflect a|      |    | |                  |   |           |                   |      |                           |
bove shares inadvertently o|      |    | |                  |   |           |                   |      |                           |
mitted from the total      |      |    | |                  |   |           |                   |      |                           |
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       in Column 5, Amount |      |    | |                  |   |           |                   |      |                           |
of Shares Beneficially Owne|      |    | |                  |   |           |                   |      |                           |
d at End of Month.         |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Units           |        |10/31|J   | |4,833      |A  |     |     |COMMON STOCK|4,833  |**     |7,946 *     |D  |            |
                      |        |/00  |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(2) Shares are held in trust for the benefit of reporting person's children. Reporting person disclaims beneficial ownership of these securities, and this report is not an admission that reporting person is beneficial owner of these securities for purposes of Section 16 or any other purpose.
(3) Shares are held in trust for the benefit of reporting person's children. Reporting person disclaims beneficial ownership of these securities, and this report is not an admission that reporting person is beneficial owner of these securities for purposes of Section 16 or any other purpose.
** Stock units accrued through Nordson's Director's Deferred Compensation Plan as of 10/31/00 and have accrued on a periodic basis. Receipt of stock is not permissible until Director ceases to be a Director or attains age 70, whichever occurs first.
SIGNATURE OF REPORTING PERSON
N. D. PELLECCHIA, ATTORNEY-IN-FACT
DATE
DECEMBER 19, 2000